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July 30, 1999


Securities and Exchange Commission
450 5th Street, NW
Washington, DC 20549

Re: American Group, Inc.

I was previously the principal accountant for American Group, Inc. and under the date of March 2, 1998. I reported on the financial statements of American Group, Inc. as of and for the years ended December 31, 1997 and 1996. On December 21, 1998 my appointment as principal accountant was terminated. I have read the American Group statements included under item 3 of its Form 10-SB dated July 30, 1999 and I agree with such stantments




Kurt D. Saliger, CPA